This document is important and requires your immediate attention. If you are in doubt as to how to respond to the offer described in this directors' circular, you should consult with your investment dealer, broker, bank manager, lawyer or other professional advisor. Inquiries concerning the information in this document should be directed to Shorecrest Group Ltd., the Information Agent retained by Petroteq, by North American toll free phone call to 1-888-637-5789 or by e-mail at contact@shorecrestgroup.com.

DIRECTORS' CIRCULAR

Relating to the unsolicited offer by

2869889 ONTARIO INC., an indirect, wholly-owned subsidiary of VISTON UNITED SWISS AG to purchase all of the outstanding Common Shares of

PETROTEQ ENERGY INC.

THE BOARD OF DIRECTORS IS

NOT MAKING A RECOMMENDATION AT THIS TIME

The Board of Directors is considering whether to recommend acceptance or rejection of the Viston Offer.

NO NEED FOR IMMEDIATE ACTION

THERE IS NO NEED FOR SHAREHOLDERS TO DO ANYTHING AT THIS TIME. The Viston Offer is open for acceptance until February 7, 2022, unless extended, accelerated or withdrawn in accordance with its terms. The Board of Directors fully intends to communicate further with Shareholders on a timely basis, prior to such time regarding its recommendation in respect of the Viston Offer.

Shareholders are advised NOT TO TENDER to the Viston Offer until further communication is received from the Board of Directors.

If you have already tendered your Common Shares to the Viston Offer, you should withdraw your
Common Shares by contacting your broker or Shorecrest Group Ltd., by North American Toll Free Phone Call to
1-888-637-5789 or by email at contact@shorecrestgroup.com.

November 6, 2021

November 6, 2021

Shareholders of Petroteq Energy Inc.:

On October 25, 2021, 2869889 Ontario Inc., an indirect, wholly-owned subsidiary of Viston United Swiss AG (together, "Viston"), commenced an unsolicited and hostile take-over bid (the "Viston Offer") to acquire all of the issued and outstanding common shares ("Common Shares") in the capital of Petroteq Energy Inc. ("Petroteq") at a price of $0.74 per Petroteq Share.  The Viston Offer is not for any securities convertible, exchangeable or exercisable for Common Shares.

You can expect to receive, or have already received, materials from Viston asking you to tender your Common Shares to the Viston Offer, which is open for acceptance until 5:00 p.m. (Toronto time) on February 7, 2022, unless the Viston Offer is extended, accelerated or withdrawn by the Viston in accordance with its terms.  We recommend that you DO NOT TENDER your Common Shares to the Viston Offer at this time and take no further action in respect of your Common Shares until the Board of Directors of Petroteq (the "Petroteq Board") has provided its recommendation on what to do in respect of the Viston Offer.

Board Considering Whether to Make a Recommendation

The Petroteq Board, in consultation with its independent financial advisors and legal counsel, is considering whether or not the Viston Offer is adequate and in the best interests of Petroteq and its shareholders ("Shareholders").

Accordingly, the Petroteq Board is considering whether to make a recommendation to accept or reject the Viston Offer and has determined not to make a recommendation to Shareholders until such time as the Strategic Review (as defined below) has been completed and, if determined to be necessary or advisable by the Petroteq Board, a fairness opinion is provided by its financial advisor in respect thereof.

Haywood Securities Inc. ("Haywood") was formally engaged by Petroteq to act as financial advisor to Petroteq and the Petroteq Board pursuant to an engagement agreement effective November 6, 2021. Under the terms of the engagement agreement, Haywood has agreed to provide Petroteq and the Petroteq Board with various advisory services in connection with the review of possible investments in, or strategic transactions involving, Petroteq, with the primary objective of identifying potential strategic partners and providing financial advice and assistance in connection with the consummation of any such transaction.

We recommend that Shareholders DO NOT TENDER their Common Shares to the Viston Offer unless further communication is received from the Petroteq Board recommending such tender. Tendering to the Viston Offer before Petroteq has had an opportunity to fully explore all available alternatives may preclude the possibility of a financially superior transaction emerging. Any Shareholder who has already tendered his, her or its Common Shares to the Viston Offer should WITHDRAW those Common Shares and take no action in respect of the Viston Offer until a further recommendation is received from the Petroteq Board is received.

Reasons for the Board Not Making a Recommendation at this Time

Certain of the reasons why the Petroteq Board is not making a recommendation to Shareholders to accept or reject the Viston Offer at this time are as follows:

  The Petroteq Board has engaged Haywood to conduct a review of the value of Petroteq and any potential strategic partners or other strategic transactions available to Petroteq, which will assist the Petroteq Board in advising Shareholders whether or not to  reject or accept the Viston Offer.
  The Petroteq Board is currently undertaking a strategic review process of alternatives available to Petroteq, including value-maximizing alternatives, equity or debt financings, core and non-core asset sales, strategic investments, joint ventures and mergers (the "Strategic Review"). The Petroteq Board considers that undergoing a Strategic Review process and, in particular, providing sufficient time to consider and evaluate alternatives, and, if applicable, evaluate interested parties, if any, to complete due diligence activities, is vital to identifying the transaction that is in Petroteq's best interests and the best interests of the Shareholders.
  The Viston Offer was unsolicited and potentially very opportunistic and it was made by Viston without the benefit of due diligence or any negotiations with Petroteq. The Petroteq Board requires more time to appropriately assess the adequacy of the Viston Offer and to consider strategic alternatives to maximize Shareholder value.
  The timing of the Viston Offer is intended to force Shareholders to make determination on the Viston Offer at this time in Petroteq's development without Petroteq having had the opportunity to fully canvas the market and other available opportunities or to complete its Strategic Review.
  Petroteq attempted to engage with Viston in order to explore whether a friendly transaction with Viston was feasible to benefit all stakeholders; however, Viston elected not to engage with the Petroteq Board following Petroteq's initial request for information about Viston and Viston then launched the Viston Offer.
  The Petroteq Board can only fully assess the adequacy of the Viston Offer with the benefit of the results of the Strategic Review and input from its legal and financial advisors.

We strongly encourage you to carefully review the full explanation of the reasons why your Petroteq Board is not making a recommendation at this time in the enclosed Directors' Circular.

None of the directors or senior officers of Petroteq, who collectively hold 4,590,313 Common Shares, has accepted or rejected the Viston Offer at this time.

If you have any questions concerning how to withdraw your Common Shares or with respect to the enclosed Directors' Circular, you can contact Shorecrest Group Ltd., the Information Agent retained by Petroteq, North America toll-free at 1-888-637-5789 or via e-mail at contact@shorecrestgroup.com.

On behalf of the Petroteq Board, we thank you for your continued support.

Sincerely,

Signed "R. G. Bailey"

R. G. Bailey

Chairman and Interim CEO, Petroteq Energy Inc.

For further information, please contact

Shorecrest Group Ltd., the Information Agent retained by Petroteq, by North American toll free phone call to 1-888-637-5789 or by e-mail at contact@shorecrestgroup.com.

QUESTIONS AND ANSWERS ABOUT THE VISTON OFFER

Capitalized terms used but not defined herein have the meanings ascribed thereto in Appendix "A" - Glossary to this Directors' Circular.

Q:	Should I accept the Viston Offer?

A.

The Petroteq Board will provide Shareholders with important additional information in the weeks ahead and following the completion of its Strategic Review. We recommend that Shareholders DO NOT TENDER their Common Shares to the Viston Offer until further communication is received from the Petroteq Board. Tendering to the Viston Offer before Petroteq has had an opportunity to fully explore all available alternatives may preclude the possibility of a financially superior transaction emerging. Any Shareholder who has already tendered his, her or its Common Shares to the Viston Offer should WITHDRAW those Common Shares until such further communication from the Petroteq Board is received.

Certain of the reasons why the Petroteq Board  is not making a recommendation to Shareholders to accept or reject the Viston Offer at this time are as follows:

  The Petroteq Board has engaged Haywood to conduct a review of the value of Petroteq and any potential strategic partners or other strategic transactions available to Petroteq, which will assist the Petroteq Board in advising Shareholders whether or not to  reject or accept the Viston Offer.
  The Petroteq Board is currently undertaking a strategic review process of alternatives available to Petroteq, including value-maximizing alternatives, equity or debt financings, core and non-core asset sales, strategic investments, joint ventures and mergers (the "Strategic Review"). The Petroteq Board considers that undergoing a Strategic Review process and, in particular, providing sufficient time to consider and evaluate alternatives, and, if applicable, evaluate interested parties, if any, to complete due diligence activities, is vital to identifying the transaction that is in Petroteq's best interests and the best interests of the Shareholders.
  The Viston Offer was unsolicited and potentially very opportunistic and it was made by Viston without the benefit of due diligence or any negotiations with Petroteq. The Petroteq Board requires more time to appropriately assess the adequacy of the Viston Offer and to consider strategic alternatives to maximize Shareholder value.
  The timing of the Viston Offer is intended to force Shareholders to make determination on the Viston Offer at this time in Petroteq's development without Petroteq having had the opportunity to fully canvas the market and other available opportunities or to complete its Strategic Review.
  Petroteq attempted to engage with Viston in order to explore whether a friendly transaction with Viston was feasible to benefit all stakeholders; however, Viston elected not to engage with the Petroteq Board following Petroteq's initial request for information about Viston and Viston then launched the Viston Offer.
  The Petroteq Board can only fully assess the adequacy of the Viston Offer with the benefit of the results of the Strategic Review and input from its legal and financial advisors.

Please also see "How to Withdraw Your Deposited Common Shares" in the enclosed Directors' Circular.

- ii -

Q.	What steps should I take at this time?

A.

You do not need to do anything. DO NOT TENDER your Common Shares. If you are contacted by Viston or its information or solicitation agent, DO NOT TENDER your Common Shares or complete any documents that Viston or its agents may provide you.

Q.	Can I withdraw my Common Shares if I have already tendered?

A.	YES. You can withdraw your Common Shares:

(a) At any time before your Common Shares have been taken up by Viston under the Viston Offer;

(b) At any time before the expiration of 10 days from the date upon which either:

(i) a notice of change relating to a change which has occurred in the information contained in the Viston Circular, or any notice of change or notice of variation, in either case, that would reasonably be expected to affect the decision of a Shareholder to accept or reject the Viston Offer (other than a change that is not within the control of Viston or of an affiliate thereof), in the event that such change occurs before the Expiry Time or after the Expiry Time but before the expiry of all rights of withdrawal in respect of the Viston Offer; or

(ii) a notice of variation concerning a variation in the terms of the Viston Offer (other than a variation consisting solely of an increase in the consideration offered for the Common Shares where the Expiry Time is not extended for more than 10 days, or a variation consisting solely of a waiver of one or more conditions of the Viston Offer, or both);

is mailed, delivered, or otherwise properly communicated, but subject to abridgement of that period pursuant to such order or orders as may be granted by applicable courts or regulatory authorities and only if such deposited Common Shares have not been taken up by Viston at the date of the notice; or

(c) If your Common Shares have not been paid for by Viston within two business days after having been taken up by Viston.

Q	How do I withdraw my Common Shares?

A.

For information on how to withdraw your Common Shares, Petroteq recommends you contact your broker or Shorecrest Group Ltd., the Information Agent retained by Petroteq, by North American toll free phone call to1-888-637-5789 or by email at contact@shorecrestgroup.com. Shorecrest Group Ltd.'s contact information is also listed at the end of this Q&A and on the back cover of this Directors' Circular.

Please also see "How to Withdraw Your Deposited Common Shares" in the enclosed Directors' Circular.

Q	What is the Petroteq Board doing in response to the Viston Offer?

A.

In addition, Petroteq's management, with the assistance of its financial advisors and legal counsel, intends to conduct a strategic review (the "Strategic Review") to explore the full range of strategic alternatives, which may include a merger or partnership with strategic or financial partners, a sale reflecting full and fair value for Shareholders, an acquisition by Petroteq or the maintenance of the status quo, with a view to maximizing value for all Shareholders. While it is impossible to predict whether any compelling proposals will emerge from these efforts and discussions, the Petroteq Board believes that Petroteq and its business are potentially very attractive to other parties in addition to Viston.

In response to the Viston Offer, Petroteq has also engaged Haywood as its financial advisor. Haywood is in the process of providing Petroteq and the Petroteq Board with various advisory services in connection with the review of possible investments in, or strategic transactions involving, Petroteq, with the primary objective of identifying potential strategic partners and providing financial advice and assistance in connection with the consummation of any such transaction.

- iii -

Q.	Did Viston approach the Petroteq Board privately with its non-binding proposal and, if so, what did the Petroteq Board do in response?

A.

Viston sent a non-binding proposal to Petroteq indicating its interest in acquiring Petroteq on financial terms similar to the Viston Offer. The Petroteq Board engaged legal advisors and thoroughly reviewed Viston's non-binding proposal. Since the receipt of the non-binding proposal, Petroteq has attempted to verify, directly and through counsel, the identity and experience of Viston and the principals, stakeholders, board and management behind it, however, to date next to no details have been provided and the requests largely ignored. Petroteq's requests for additional information in respect of Viston were made in an effort to ascertain basic information as to the identity, and viability, of Viston, as a proposed bidder and to act in the best interest of stakeholders. In its communications, Petroteq indicated that it was considering the proposal but would require additional details in order to be able to make a determination as to whether or not such proposal was in the best interests of Petroteq or its Shareholders. Following such inquiries by Petroteq and its counsel, Viston and its counsel ceased communications entirely and made no efforts to continue the private conversations and instead launched the Viston Offer publicly on October 25, 2021.

Q.	Does the Petroteq Board own stock in Petroteq and are the interests of the directors aligned with the Shareholders?

A.

As indicated under the heading "Ownership of Securities of Petroteq", each of the directors of Petroteq owns Common Shares and has a personal financial interest in maximizing the value of the Common Shares.

Q.	Are the directors and senior officers of Petroteq planning to tender their Common Shares to the Viston Offer?

A.

NOT AT THIS TIME. Each of the directors and officers of Petroteq has indicated their intention to refrain from accepting or rejecting the Viston Offer until the Petroteq Board, in consultation with its independent financial and legal advisors, has made a determination as to whether or not the Viston Offer is adequate and in the best interests of Petroteq and its Shareholders.

Q.	My broker advised me to tender my Common Shares. Should I?

A.

NO. The Petroteq Board recommends that Shareholders DO NOT TENDER their Common Shares to the Viston Offer unless further communication is received from the Petroteq Board recommending such tender. Tendering to the Viston Offer before Petroteq has had an opportunity to fully explore all available alternatives may preclude the possibility of a financially superior transaction emerging. Any Shareholder who has already tendered his or her Petroteq Shares to the Viston Offer should WITHDRAW those Common Shares and take no action in respect of the Viston Offer until a further recommendation is received from the  Petroteq Board is received.

The Viston Circular states that Viston may retain the services of a soliciting dealer group comprised of members of the Investment Industry Regulatory Organization of Canada (each, a "Soliciting Dealer") to solicit acceptances of the Viston Offer. Your broker may be a Soliciting Dealer so his or her advice with respect to a decision to tender your Common Shares to the Viston Offer may not be impartial.

- iv -

Q.	Is this a "friendly" take-over bid?

A.

NO. In a friendly take-over, the two companies work together to come to an agreement that would enhance shareholder value. Viston, however, initiated its offer without the support of the Petroteq Board. Given this, the Viston Offer should not be considered a friendly take-over bid. The Petroteq Board are working, together with Petroteq's external financial and legal advisors, to consider whether the Viston Offer is in the best interests of Petroteq and its Shareholders as well as develop, review and evaluate a range of strategic alternatives in the best interests of Petroteq with a view to maximizing value to Shareholders.

Q.	Will Viston increase the Viston Offer?

A.	Petroteq does not know if Viston will increase the consideration offered to Shareholders under the Viston Offer.

Q.	Will I have protections if Viston takes up more than 66 2/3% of the Common Shares under the Viston Offer and I don't tender my Common Shares?

A.

YES. In Canada, applicable corporate law contains protections for minority shareholders, including the right, in certain circumstances, to dissent and demand payment of the fair value of their Common Shares. If Viston is successful in acquiring in excess of 90% of the Common Shares pursuant to the Viston Offer, Viston has disclosed its intention to acquire the remaining Common Shares pursuant to Compulsory Acquisition. If Viston is successful in acquiring in excess of 66 2/3% of the Common Shares, but less than 90% of the Common Shares or the right of Compulsory Acquisition is not available, Viston has disclosed that it may pursue other means of acquiring the remaining Common Shares not deposited under the Viston Offer pursuant to an amalgamation, statutory arrangement, capital reorganization, amendment to its articles, consolidation or other transaction (as determined by Viston). If, at the expiry of the initial deposit period, there has been validly deposited under the Viston Offer and not withdrawn that number of Common Shares, representing more than 50% of the outstanding Common Shares, excluding those Common Shares beneficially owned, or over which control or direction is exercised, by Viston or by any person acting jointly or in concert with Viston, Viston will be obligated to take up such Common Shares and extend the period during which Common Shares may be deposited under the Viston Offer for an additional period of at least ten days following the expiry of the initial deposit period. You are encouraged to read Section 12 of the Viston Circular, "Acquisition of Common Shares Not Deposited " for an explanation of Viston's intentions and the mechanics of any such acquisition.

Q.	Do I have to decide now?

A.

NO. You do not have to take any action at this time. The Viston Offer is currently scheduled to expire at 5:00 p.m. (Toronto time) on February 7, 2022, unless extended, accelerated or withdrawn in accordance with its terms, and is subject to a number of conditions that have yet to be satisfied and may never be satisfied. You do not have to take any action until the Expiry Time to ensure that you are able to consider all of the options available to you.

The Petroteq Board recommends that you DO NOT TENDER your Common Shares to the Viston Offer at this time and take no further action in respect of your Common Shares until the Petroteq Board has provided its recommendation on what to do in respect of the Viston Offer.

If you have already tendered your Common Shares to the Viston Offer and you decide to withdraw these Common Shares from the Viston Offer, you must allow sufficient time to complete the withdrawal process prior to the expiry of the Viston Offer. For more information on how to withdraw your Common Shares, you should contact your broker or Shorecrest Group Ltd., the Information Agent retained by Petroteq, by North American toll free phone call to 1-888-637-5789 or by email at contact@shorecrestgroup.com. Shorecrest Group Ltd.'s contact information is also listed below and on the back cover of this Directors' Circular.

- v -

Q.	Who do I ask if I have more questions?

A.

The Petroteq Board recommends that you read the information contained in this Directors' Circular carefully. You should contact Shorecrest Group Ltd., the Information Agent retained by Petroteq, with any questions or requests for assistance that you may have.

QUESTIONS MAY BE DIRECTED TO

PETROTEQ'S INFORMATION AGENT:

North American Toll Free Phone Call:

1-888-637-5789

E-mail: contact@shorecrestgroup.com

Outside North America, Banks and Brokers Call Collect: 647-931-7454

Shareholders are also encouraged to visit our website for up to date information at www.petroteq.com

GENERAL INFORMATION

Unless the context otherwise requires, all references hereinafter in this directors' circular (this "Directors' Circular") to "Petroteq" refer to Petroteq Energy Inc. and its subsidiaries. In addition, all references to "Viston" refer to Viston United Swiss AG and its wholly-owned subsidiary, 2869889 Ontario Inc. and the "Viston Offer" refers to the unsolicited and hostile offer made by Viston described in the formal take-over bid by Viston dated October 25, 2021 and the accompanying take-over bid circular of Viston dated October 25, 2021 (collectively, the "Viston Circular").

NOTICE REGARDING INFORMATION

Petroteq is a reporting issuer in the Provinces of British Columbia, Alberta and Ontario, and files its continuous disclosure documents and other documents with such provincial Securities Regulatory Authorities.  Petroteq is also subject to reporting requirements under section 13(a) of the United States Securities Exchange Act of 1934, as amended (the "U.S. Exchange Act"), and the rules promulgated thereunder, and files periodic reports and other materials with the United States Securities and Exchange Commission (the "SEC"). Certain information in this Directors' Circular has been taken from or is based on documents that are expressly referred to in this Directors' Circular. All summaries of, and references to, documents that are specified in this Directors' Circular as having been filed, or that are contained in documents specified as having been filed, on the Canadian Securities Administrators' System for Electronic Document Analysis and Retrieval ("SEDAR") and the SEC's  Electronic Document Gathering and Retrieval System ("EDGAR"), including the Viston Circular, are qualified in their entirety by reference to the complete text of those documents as filed, or as contained in documents filed, on SEDAR at www.sedar.com and on EDGAR at www.sec.gov. Shareholders are urged to read carefully the full text of those documents, which may also be obtained on request without charge from Shorecrest Group Ltd., the Information Agent retained by Petroteq, at North America toll-free 1-888-637-5789 or via e-mail at contact@shorecrestgroup.com. Unless indicated otherwise, information contained in this Directors' Circular is as at November 6, 2021.

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

Certain statements contained in this Directors' Circular may contain forward-looking statements and forward looking information (collectively, "forward-looking statements") within the meaning of applicable Canadian and United States securities laws. All statements other than statements of historical fact may be forward-looking statements. Often, but not always, forward-looking statements can be identified by the use of words such as "plans", "expects", "is expected", "budget", "scheduled", "estimates", "continues", "forecasts", "projects", "predicts", "intends", "anticipates" or "believes", or variations of, or the negatives of, such words and phrases, or state that certain actions, events or results "may", "could", "would", "should", "might" or "will" be taken, occur or be achieved. The forward-looking statements contained herein speak only as of the date hereof or as of the date specified in such statement. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from those anticipated in such forward-looking statements, including: uncertainties inherent in the estimation of resources, including whether any reserves will ever be attributed to the Issuer's properties; since the Issuer's extraction technology is proprietary, is not widely used in the industry, and has not been used in consistent commercial production, the Issuer's bitumen resources are classified as a contingent resource because they are not currently considered to be commercially recoverable; full scale commercial production may engender public opposition; the Issuer cannot be certain that its bitumen resources will be economically producible and thus cannot be classified as proved or probable reserves in accordance with applicable securities laws; changes in laws or regulations; the ability to implement business strategies or to pursue business opportunities, whether for economic or other reasons; status of the world oil markets, oil prices and price volatility; oil pricing; state of capital markets and the ability of the Issuer to raise capital; litigation; the commercial and economic viability of the Issuer's oil sands hydrocarbon extraction technology, and other proprietary technologies developed or licensed by the Issuer or its subsidiaries, which currently are of an experimental nature and have not been used at full capacity for an extended period of time; reliance on suppliers, contractors, consultants and key personnel; the ability of the Issuer to maintain its mineral lease holdings; potential failure of the Issuer's business plans or model; the nature of oil and gas production and oil sands mining, extraction and production; uncertainties in exploration and drilling for oil, gas and other hydrocarbon-bearing substances; unanticipated costs and expenses, availability of financing and other capital; potential damage to or destruction of property, loss of life and environmental damage; risks associated with compliance with environmental protection laws and regulations; uninsurable or uninsured risks; potential conflicts of interest of officers and directors; risks related to COVID-19 including various recommendations, orders and measures of governmental authorities to try to limit the pandemic, including travel restrictions, border closures, non-essential business closures, quarantines, self-isolations, shelters-in-place and social distancing, disruptions to markets, economic activity, financing, supply chains and sales channels, and a deterioration of general economic conditions including a possible national or global recession; and other general economic, market and business conditions and factors, including the risk factors discussed or referred to in the Issuer's disclosure documents, filed with SEC and available at www.sec.gov (including, without limitation, its most recent annual report on Form 10-K under the Securities Exchange Act of 1934, as amended), and with the securities regulatory authorities in certain provinces of Canada and available at www.sedar.com, and other factors, many of which are beyond Petroteq's control. Petroteq believes the expectations reflected in these forward-looking statements are reasonable but no assurance can be given that these expectations will prove to be correct and such forward-looking statements included in this Directors' Circular should not be unduly relied upon.

TAKE NO ACTION - DO NOT TENDER YOUR COMMON SHARES

If you have already tendered your Common Shares to the Viston Offer, you should withdraw your Common Shares by contacting your broker or Shorecrest Group Ltd., by North American Toll Free phone call to 1-888-637-5789 or via e-mail at
contact@shorecrestgroup.com

Specific forward-looking statements contained in this Directors' Circular includes, among others, statements pertaining to the following:

  the consequences to Shareholders as a result of the Viston Offer;
  the outcome of the Petroteq Board's review of the Viston Offer and any opinion of its financial advisor in respect thereof;
  the ability of Petroteq to attract other interested parties through the Strategic Review process;
  the availability of superior offers or alternatives emerging from Petroteq's strategic alternatives process that are capable of maximizing Shareholder value;
  the availability of synergies to potential acquirors of Petroteq;
  the belief of the Petroteq Board that Petroteq and its businesses are attractive to parties other than Viston;
  whether Viston will increase the consideration under the Viston Offer;
  whether Viston has the ability to increase the consideration under the Viston Offer and still deliver an accretive transaction to Viston shareholders;
  the engagement by Viston of a soliciting dealer group;
  whether the Viston Offer will be extended, accelerated or withdrawn;
  whether the conditions under the Viston Offer will be satisfied or waived prior to the Expiry Time, including the receipt of all regulatory approvals;
  the impact of the Viston Offer on Petroteq and its business if it is not completed;
  expectations respecting Petroteq's prospects for growth, profitability and creation of Shareholder value;
  the anticipated success of Petroteq's go-forward business plan, including, without limitation, capital raises;
  the anticipated future production from Petroteq's assets;
  the anticipated future cash flow, free cash flow and cash flow per share from Petroteq's assets;
  industry conditions, including with respect to project development;
  potential future markets for Petroteq's products;
  the planned construction of Petroteq's facilities; and
  intentions of directors and officers of Petroteq not to currently tender any Common Shares to the Viston Offer.

Forward looking information is based on, among other things, Petroteq's expectations regarding its future growth, results of operations, production, future capital and other expenditures (including the amount, nature and sources of funding thereof), competitive advantages, plans for and results of operations, business prospects and opportunities. Such forward looking information reflects Petroteq's current beliefs and assumptions and is based on information currently available to it.

With respect to forward looking information contained in this Directors' Circular, assumptions have been made regarding, among other things: foreign exchange rates and interest rates; Petroteq's ability to obtain qualified staff and equipment in a timely and cost-efficient manner; operating costs; future capital expenditures to be made by Petroteq; future sources of funding for Petroteq's capital programs; Petroteq's future debt levels; the geography of the areas in which Petroteq is conducting its operations; the impact of increasing competition on Petroteq; and Petroteq's ability to obtain financing on acceptable terms.

TAKE NO ACTION - DO NOT TENDER YOUR COMMON SHARES

If you have already tendered your Common Shares to the Viston Offer, you should withdraw your Common Shares by contacting your broker or Shorecrest Group Ltd., by North American Toll Free phone call to 1-888-637-5789 or via e-mail at
contact@shorecrestgroup.com

Many of the foregoing assumptions are subject to change and are beyond Petroteq's control. Some of the risks that could affect Petroteq's future results and could cause results to differ materially from those expressed in the forward-looking statements include: the risk that the Viston Offer may be varied, accelerated or terminated in certain circumstances; risks relating to the outcome of the Viston Offer; the risk that the conditions to the Viston Offer may not be satisfied, or to the extent permitted, waived; the risk that no compelling or superior proposals will emerge from Petroteq's process to explore strategic alternatives; operating results; uncertainties inherent in the estimation of resources, including whether any reserves will ever be attributed to Petroteq's properties; since Petroteq's extraction technology is proprietary, is not widely used in the industry, and has not been used in consistent commercial production, Petroteq's bitumen resources are classified as a contingent resource because they are not currently considered to be commercially recoverable; full scale commercial production may engender public opposition; Petroteq cannot be certain that its bitumen resources will be economically producible and thus cannot be classified as proved or probable reserves in accordance with applicable securities laws; changes in laws or regulations; the ability to implement business strategies or to pursue business opportunities, whether for economic or other reasons; status of the world oil markets, oil prices and price volatility; oil pricing; state of capital markets and the ability of Petroteq to raise capital; litigation; the commercial and economic viability of Petroteq's oil sands hydrocarbon extraction technology, and other proprietary technologies developed or licensed by Petroteq or its subsidiaries, which currently are of an experimental nature and have not been used at full capacity for an extended period of time; reliance on suppliers, contractors, consultants and key personnel; the ability of Petroteq to maintain its mineral lease holdings; potential failure of Petroteq's business plans or model; the nature of oil and gas production and oil sands mining, extraction and production; uncertainties in exploration and drilling for oil, gas and other hydrocarbon-bearing substances; unanticipated costs and expenses, availability of financing and other capital; potential damage to or destruction of property, loss of life and environmental damage; risks associated with compliance with environmental protection laws and regulations; uninsurable or uninsured risks; potential conflicts of interest of officers and directors; Petroteq's status and stage of development; sufficiency of funds; general economic, market and business conditions; volatility of commodity inputs; variations in foreign exchange rates and interest rates; hedging strategies; national or global financial crisis; the potential for management estimates and assumptions to be inaccurate;  risks associated with establishing and maintaining systems of internal controls; any requirement to incur additional indebtedness; Petroteq defaulting on its obligations under its indebtedness; the ability of Petroteq to generate cash to service its indebtedness; risks related to COVID-19 including various recommendations, orders and measures of governmental authorities to try to limit the pandemic, including travel restrictions, border closures, non-essential business closures, quarantines, self-isolations, shelters-in-place and social distancing, disruptions to markets, economic activity, financing, supply chains and sales channels, and a deterioration of general economic conditions including a possible national or global recession; and other general economic, market and business conditions and factors, including the risk factors discussed or referred to in the Issuer's disclosure documents, filed with SEC and available at www.sec.gov (including, without limitation, its most recent annual report on Form 10-K under the Securities Exchange Act of 1934, as amended), and with the securities regulatory authorities in certain provinces of Canada and available at www.sedar.com.

The foregoing list of risks, uncertainties and factors is not exhaustive. The effect of any one risk, uncertainty or factor on particular forward-looking statements is uncertain because these factors are independent, and management's future course of action would depend on an assessment of all available information at that time. However, based on information available to Petroteq on the date of this Directors' Circular, management believes that the expectations in the forward-looking statements are reasonable, Petroteq gives no assurances as to future results, levels of activity or achievements.

The impact of any one risk, uncertainty or factor on a particular forward-looking statement is not determinable with certainty as these factors are interdependent, and Petroteq's future course of action would depend on the assessment of all information at that time.

TAKE NO ACTION - DO NOT TENDER YOUR COMMON SHARES

If you have already tendered your Common Shares to the Viston Offer, you should withdraw your Common Shares by contacting your broker or Shorecrest Group Ltd., by North American Toll Free phone call to 1-888-637-5789 or via e-mail at
contact@shorecrestgroup.com

Although the forward-looking statements is based on assumptions which Petroteq believes to be reasonable, Petroteq cannot make assurances that actual results will be consistent with such forward looking information. Such forward looking statements are made as of the date of this Directors' Circular unless otherwise stated, and Petroteq assumes no obligation to update or revise such information to reflect new events or circumstances, except as required by applicable Canadian and United States securities laws. Due to the risks, uncertainties and assumptions inherent in forward looking information, readers should not place undue reliance on this forward-looking statements.

Certain statements in this Directors' Circular are forward-looking statements with respect to Viston and Viston's expectations with respect to the Viston Offer and Petroteq. The information was derived from the Viston Circular and other publicly available documents and is subject to the cautionary statements provided by Viston in such documents. See "Information Regarding Viston".

It is Petroteq's current intention not to disclose developments with respect to its Strategic Review process until the Petroteq Board has approved a specific transaction or otherwise determines that disclosure is necessary or appropriate. Petroteq cautions that there are no assurances or guarantees that a strategic alternatives will result in a transaction or, if a transaction is undertaken, the terms or timing of such a transaction.

This cautionary statement qualifies all forward-looking statements contained in this Directors' Circular.

TAKE NO ACTION - DO NOT TENDER YOUR COMMON SHARES

If you have already tendered your Common Shares to the Viston Offer, you should withdraw your Common Shares by contacting your broker or Shorecrest Group Ltd., by North American Toll Free phone call to 1-888-637-5789 or via e-mail at
contact@shorecrestgroup.com

NOTICE TO NON-CANADIAN SHAREHOLDERS

The Viston Offer to which this Directors' Circular relates is made for the securities of a Canadian issuer. This Directors' Circular has been prepared by Petroteq in accordance with disclosure requirements under applicable Canadian law, and in accordance with the requirements of section 14(d) under the U.S. Exchange Act, Regulation 14D promulgated by the SEC thereunder, Section 14(e) of the U.S. Exchange Act and Regulation 14E promulgated by the SEC thereunder.  Shareholders outside of Canada and the United States should be aware that these requirements may be different from those of other jurisdictions.

It may be difficult for Shareholders in the United States and otherwise outside of Canada to enforce their rights and any claim they may have arising under United States federal securities laws or the securities laws of other non-Canadian jurisdictions since Petroteq is a corporation existing under the laws of the Province of Ontario, some of its directors and officers are residents of jurisdictions outside of the United States and certain of the experts named herein reside in Canada. Shareholders in the United States and otherwise outside of Canada may not be able to sue Petroteq or its officers or directors, as applicable, in a foreign court for violation of United States federal securities laws or the securities laws of other non-Canadian jurisdictions. It may be difficult to compel such parties to subject themselves to the jurisdiction of a foreign court or to enforce a judgment obtained from a court of the United States or other non-Canadian court's judgment.

The Viston Offer and the accompanying Directors' Circular have not been approved or disapproved by the SEC or any other United States or other Securities Regulatory Authority, nor has any such authority passed upon the accuracy or adequacy of the accompanying Directors' Circular.

CURRENCY

In this Directors' Circular, unless otherwise indicated, all dollar amounts are expressed in Canadian dollars and references to "$" or "C$" are to Canadian dollars and references to "US$"  are to United States dollars. On October 22, 2021, the last trading day before the announcement of the Viston Offer, the closing rate of exchange as reported by the Bank of Canada was C$1 = US$0.8093. On November 5, 2021, the last trading day before the date of this Directors' Circular, the closing rate of exchange as reported by the Bank of Canada was C$1 = US$0.8031.

AVAILABILITY OF DISCLOSURE DOCUMENTS

Petroteq is a reporting issuer in each of British Columbia, Alberta and Ontario and files its continuous disclosure documents and other documents with the Canadian Securities Regulatory Authorities in each such province. Petroteq's Common Shares are also registered pursuant to section 12(g) of the U.S. Exchange Act.  Continuous disclosure documents are available on Petroteq's SEDAR profile at www.sedar.com and on EDGAR at www.sec.gov.

Petroteq has filed this Directors' Circular with the SEC as part of a Schedule 14D-9 pursuant to the requirements of the U.S. Exchange Act.

INFORMATION REGARDING VISTON

This Directors' Circular also includes information relating to Viston. This information was derived from the Viston Circular and other publicly available documents, as well as certain other third-party sources.

Although Petroteq has no knowledge that would indicate that any information contained in the documents filed by Viston is untrue or incomplete (except as otherwise set forth herein), Petroteq does not assume any responsibility for the accuracy or completeness of the information contained in such documents, or for any failure by Viston to disclose events that may have occurred or that may affect the significance or accuracy of any such information, which are unknown to Petroteq.

TAKE NO ACTION - DO NOT TENDER YOUR COMMON SHARES

If you have already tendered your Common Shares to the Viston Offer, you should withdraw your Common Shares by contacting your broker or Shorecrest Group Ltd., by North American Toll Free phone call to 1-888-637-5789 or via e-mail at
contact@shorecrestgroup.com

GLOSSARY OF TERMS

Certain terms used in this Directors' Circular have the meanings set forth in Appendix "B" - Glossary hereto, unless such terms are defined elsewhere in this Directors' Circular.

TAKE NO ACTION - DO NOT TENDER YOUR COMMON SHARES

If you have already tendered your Common Shares to the Viston Offer, you should withdraw your Common Shares by contacting your broker or Shorecrest Group Ltd., by North American Toll Free phone call to 1-888-637-5789 or via e-mail at
contact@shorecrestgroup.com

DIRECTORS' CIRCULAR

Capitalized terms used but not defined herein have the meanings ascribed thereto in Appendix "A" - Glossary to this Directors' Circular. The information contained in this Directors' Circular is given as of November 6, 2021, except as otherwise indicated.

This Directors' Circular and related materials are being sent to both registered and non-registered owners of Common Shares. If you are a non-registered or "beneficial" owner of Common Shares (because you hold Common Shares through an intermediary such as a broker) and you are receiving these materials directly from Petroteq or its agent (instead of through an intermediary), your name and address and information about your holdings of Common Shares have been obtained in accordance with applicable securities regulatory requirements from the intermediary holding Common Shares on your behalf.

THE VISTON OFFER

This Directors' Circular responds to the unsolicited and hostile offer by Viston to purchase all of the issued and outstanding Common Shares, and including any Common Shares that may become issuable after the date of the Viston Offer but prior to the Expiry Time, including upon the exercise, exchange or conversion of the Options, the Warrants, the Convertible Debentures and any securities of Petroteq that are exercisable or exchangeable for or convertible into Common Shares, for consideration of $0.74 per Common Share, upon the terms and subject to the conditions set forth in the Viston Circular and in the related Letter of Transmittal.

The Viston Offer is described in the Viston Circular filed by Viston with the Canadian securities regulatory authorities on October 25, 2021. According to the Viston Circular, the Viston Offer will expire at 5:00 p.m. (Toronto time) on February 7, 2022, unless the Viston Offer is extended, accelerated or withdrawn by Viston in accordance with its terms.

The Viston Offer is subject to a number of conditions, which must be satisfied or, where permitted, waived at 5:00 p.m. (Toronto time) on February 7, 2022 or such earlier or later time during which Common Shares may be deposited under the Viston Offer, excluding the mandatory 10-day extension period or any extension thereafter, which include: (i) there having been validly deposited under the Viston Offer and not withdrawn that number of Common Shares, representing more than 50% of the outstanding Common Shares, excluding those Common Shares beneficially owned, or over which control or direction is exercised, by Viston or by any person acting jointly or in concert with Viston, which is a non-waivable condition; (ii) there having been validly deposited under the Viston Offer and not withdrawn that number of Common Shares, representing at least 50% + 1 of the issued and outstanding Common Shares on a Fully-Diluted Basis; (iii) Viston having determined, in its reasonable judgment, that there does not exist and there shall not have occurred or been publicly disclosed since the date of the Viston Offer, a Material Adverse Effect; and (iv) certain regulatory approvals having been obtained and/or waiting periods expired. These and other conditions of the Viston Offer are described in Section 4 of the Viston Offer under "Conditions of the Offer".

BACKGROUND TO THE VISTON OFFER

The Petroteq Board has reviewed the disclosure contained in the Viston Circular relating to the background to the Viston Offer. The Viston Circular does not accurately describe the events leading up to the making of the Viston Offer. Set out below is additional background and commentary, which is intended to help Shareholders better understand the context in which the Viston Offer was made in order to understand the rationale for the response of the Petroteq Board to the Viston Offer, and to help better understand its reason for not making a recommendation at this time. See "Directors Not Making a Recommendation to Shareholders at This Time".

On April 13, 2021, UKAB, which Petroteq understands was on behalf of Viston, published an advertisement in a German Gazette indicating that it was offering to purchase the Common Shares from Shareholders at a price of EUR 0.48 per share (the "German Gazette Offer"). Petroteq became aware of the German Gazette Offer shortly after it was published when it was contacted by certain Shareholder making inquiries regarding the publication. On May 24, 2021, Petroteq issued a news release in response to various inquiries it received from stakeholders regarding a take-over bid initiated by UKAB without compliance with applicable Canadian or United States securities laws. In its July 25, 2021 news release, UKAB announced it engaged counsel purportedly to act on behalf of an unnamed client for the following purpose "The scope of the work is to assist with regards to takeover bid tender offer for shares in Petroteq Energy Inc. in Canada".

TAKE NO ACTION - DO NOT TENDER YOUR COMMON SHARES

If you have already tendered your Common Shares to the Viston Offer, you should withdraw your Common Shares by contacting your broker or Shorecrest Group Ltd., by North American Toll Free phone call to 1-888-637-5789 or via e-mail at
contact@shorecrestgroup.com

As a result of the initial offer by UKAB and Viston, Petroteq's external counsel assisted Petroteq in responding to inquiries from Canadian securities regulators as well as staff of the TSX Venture Exchange.

On September 17, 2021, Petroteq entered into the confidentiality agreement (the "Confidentiality Agreement") with Viston based on assurances that it would be provided with evidence to substantiate that the offer made by UKAB and Viston was legitimate, that Viston was a credible counterparty and that Viston would be seeking to engage with us to further discuss a potential negotiated transaction. Unfortunately, the actions of Viston since entering into the confidentiality agreement have done nothing to alleviate Petroteq's concerns with the conduct of Viston and its advisors prior to thereto.

On September 23, 2021, following the entering into of the Confidentiality Agreement and as recommended by Viston's legal counsel, Gowling WLG (Canada) LLP, R G Bailey, Petroteq reached out to Viston, in an effort to better understand Viston's ultimate intentions, in what manner Viston proposes to achieve such intentions and how contact with Mr. Zbigniew Roch, indicated to be the sole director, officer and shareholder of Viston AG and the sole director and Chief Executive Officer of Viston Subco, in each case in accordance with the Viston Circular.

On September 29, 2021, a call was arranged between Viston and Petroteq. During the call, Petroteq was informed that Viston is interested in acquiring Petroteq and had expressed that he expects the Petroteq technology to have significant potential in the future and a large upside. Viston's proposal to acquire all of the issued and outstanding Common Shares of Petroteq would be on the same terms as set out in the German Gazette Offer, EUR 0.48 per share or US$0.50. Viston's advisor indicated that this offer would remain open until the following day, September 30, 2021, following which Viston would consider making an offer in both Canada and the United States directly to Shareholders on the same terms as set out in the German Gazette Offer. RG Bailey requested a written proposal on the terms discussed on the call to bring to the Petroteq Board for consideration, however, was advised that no such proposal would be provided. RG Bailey's suggestion that more formal discussions and negotiations could be had between Petroteq's and Viston's respective counsels was also rejected. On the call, Petroteq iterated that a third party evaluation would provide better information for Shareholders to assist the Petroteq Board in considering the offer and making a determination as to whether it is in the best interest of Petroteq and its Shareholders, but was advised that, from Viston's perspective, obtaining such a valuation would be of no value to it as it intended to maintain the original price under the German Gazette Offer. While Viston's advisor did acknowledge Mr. Zbigniew Roch's belief that the potential of Petroteq's technology could greatly exceed the value being proposed, Viston's advisor reiterated that the proposal also took into account the trading history of the Common Shares as well as unknowns regarding when the Common Shares would resume trading on the TSXV, the time it has taken for Petroteq to commercialize its technology and other unknown risks. Following the call, RG Bailey communicated with Viston's advisor by email, summarizing the highlights of the discussion, and subsequently updated the Petroteq Board of the call.

On October 1, 2021, Petroteq received a letter from Viston indicating that its desired to engage in negotiation with Petroteq regarding a potential friendly corporate transaction pursuant to which Viston would acquire all of the outstanding securities of Petroteq on terms substantially the same as those set out in the Viston Offer. The letter delivered on October 1, 2021 indicated that the proposal therein would expire at noon (Toronto time) on October 5, 2021. Following receipt of the letter, on October 2, 2021, Petroteq's external legal counsel, DLA, at Petroteq's instruction, contacted Viston's legal counsel, Gowling WLG (Canada) LLP, and a call was held on the morning of October 3, 2021. Petroteq understands that its counsel was unable to obtain basic information concerning the identity and experience of Viston and the principals, stakeholders, board and management behind it. Following the call, DLA sent a list of items that Petroteq was requesting to better understand the identity of Viston and the merits of its proposal, including (i) a list of Viston's shareholders/securityholders and other key individuals, (ii) the identity of the directors, officers and management of Viston, (iii) what other similar transactions Viston has done in the past and related capital markets experience, (iv) Viston's sources of funding for the proposal, and (v) what, if any, approvals are anticipated to be required for a transaction of the nature proposed by Viston and whether there was a plan to obtain them. The requests were made in an effort to ascertain basic information as to the identity, and viability, of Viston, as a proposed bidder, in order to assist the Petroteq Board in fulfilling their duties and ensure such a transaction had a reasonable likelihood of success and would comply with all applicable laws, including, without limitation, anti-corruption laws, investment and foreign ownership laws, and securities laws. Neither Petroteq nor its counsel received any acknowledgement or response to any of the foregoing requests, before the proposal deadline of October 5, 2021. Without having had any of the information subject to the requests furnished to Petroteq or its counsel, it was impossible for Petroteq to have any meaningful discussions with Viston or make any determinations or decisions concerning a potential transaction.  While the Petroteq Board engaged when Viston approached Petroteq with the non-binding letter, Viston discontinued communications.

TAKE NO ACTION - DO NOT TENDER YOUR COMMON SHARES

If you have already tendered your Common Shares to the Viston Offer, you should withdraw your Common Shares by contacting your broker or Shorecrest Group Ltd., by North American Toll Free phone call to 1-888-637-5789 or via e-mail at
contact@shorecrestgroup.com

Without having received a response or having had any of the requested information provided, following the expiration of the proposal deadline, on October 7, 2021, on behalf of the 2869889 Ontario Inc., Gowling WLG (Canada) LLP sent a letter to Petroteq requesting lists of its security holders, which were provided on October 17, 2021 in accordance with applicable securities laws.

On October 25, 2021, Petroteq became aware that the Viston Offer was made.

DIRECTORS NOT MAKING A RECOMMENDATION TO SHAREHOLDERS AT THIS TIME

Petroteq, in consultation with its independent financial and legal advisors, is considering whether or not the Viston Offer is adequate and in the best interests of Petroteq and the Shareholders.

Accordingly, the Petroteq Board is considering whether to make a recommendation to accept or reject the Viston Offer and has determined not to make a recommendation to Shareholders until such time as the Strategic Review has been completed and, if determined to be necessary or advisable by the Petroteq Board,  a fairness opinion is provided by its financial advisor in respect thereof.

Haywood was formally engaged by Petroteq to act as financial advisor to Petroteq and the Petroteq Board pursuant to an engagement agreement effective November 6, 2021. Under the terms of the engagement agreement, Haywood has agreed to provide Petroteq and the Petroteq Board with various advisory services in connection with the review of possible investments in, or strategic transactions involving, Petroteq, with the primary objective of identifying potential strategic partners and providing financial advice and assistance in connection with the consummation of any such transaction.

We recommend that Shareholders DO NOT TENDER their Common Shares to the Viston Offer unless further communication is received from the Petroteq Board recommending such tender. Tendering to the Viston Offer before Petroteq has had an opportunity to fully explore all available alternatives and, if deemed advisable by the Petroteq Board, obtain a valuation and/or fairness opinion may preclude the possibility of a financially superior transaction emerging. Any Shareholder who has already tendered his or her Common Shares to the Viston Offer should WITHDRAW those Common Shares and take no action in respect of the Viston Offer until a further recommendation is received from the Petroteq Board is received.

Certain of the reasons why the Petroteq Board is not making a recommendation to Shareholders to accept or reject the Viston Offer at this time are as follows:

  The Petroteq Board has engaged Haywood to conduct a review of the value of Petroteq and any potential strategic partners or other strategic transactions available to Petroteq, which will assist the Petroteq Board in advising Shareholders whether or not to  reject or accept the Viston Offer.
  The Petroteq Board is currently undertaking a strategic review process of alternatives available to Petroteq, including value-maximizing alternatives, equity or debt financings, core and non-core asset sales, strategic investments, joint ventures and mergers (the "Strategic Review"). The Petroteq Board considers that undergoing a Strategic Review process and, in particular, providing sufficient time to consider and evaluate alternatives, and, if applicable, evaluate interested parties, if any, to complete due diligence activities, is vital to identifying the transaction that is in Petroteq's best interests and the best interests of the Shareholders.

TAKE NO ACTION - DO NOT TENDER YOUR COMMON SHARES

If you have already tendered your Common Shares to the Viston Offer, you should withdraw your Common Shares by contacting your broker or Shorecrest Group Ltd., by North American Toll Free phone call to 1-888-637-5789 or via e-mail at
contact@shorecrestgroup.com

  The Viston Offer was unsolicited and potentially very opportunistic and it was made by Viston without the benefit of due diligence or any negotiations with Petroteq. The Petroteq Board requires more time to appropriately assess the adequacy of the Viston Offer and to consider strategic alternatives to maximize Shareholder value.
  The timing of the Viston Offer is intended to force Shareholders to make determination on the Viston Offer at this time in Petroteq's development without Petroteq having had the opportunity to fully canvas the market and other available opportunities or to complete its Strategic Review.
  Petroteq attempted to engage with Viston in order to explore whether a friendly transaction with Viston was feasible to benefit all stakeholders; however, Viston elected not to engage with the Petroteq Board following Petroteq's initial request for information about Viston and Viston then launched the Viston Offer.
  The Petroteq Board can only fully assess the adequacy of the Viston Offer with the benefit of the results of the Strategic Review and input from its legal and financial advisors.

The Petroteq Board is considering strategic alternatives to the Viston Offer that may potentially offer value to Shareholders superior to the Viston Offer and will, if appropriate, continue its efforts to negotiate with Viston on the improvement of certain of the terms of the Viston Offer.

The Petroteq Board is endeavouring to maximize value for Shareholders and continues to canvass the market to identify any alternative transactions that would provide greater value to Shareholders. There can be no assurance that the Viston Offer will be amended or varied to improve the terms. In addition, while Petroteq is continuing to investigate a broad range of options, there can be no assurance that the Strategic Review will result in any alternative transaction to the Viston Offer.

DIRECTORS NOT MAKING A RECOMMENDATION TO SHAREHOLDERS AT THIS TIME

The Petroteq Board is considering whether to recommend acceptance or rejection of the Titan Offer

DO NOT TENDER your Common Shares AT THIS TIME

The Petroteq Board recommends that Shareholders DO NOT TENDER their Common Shares to the Viston Offer until further communication is received from the Petroteq Board.

Any Shareholder who has tendered his or her Common Shares to the Viston Offer should WITHDRAW those Common Shares IMMEDIATELY until such further communication from the Petroteq Board is received.

If you have tendered your Common Shares, you should withdraw them. For assistance in withdrawing your Common Shares, you should contact your broker or Petroteq's Information Agent, Shorecrest Group Ltd. See "How to Withdraw Your Deposited Common Shares".

TAKE NO ACTION - DO NOT TENDER YOUR COMMON SHARES

If you have already tendered your Common Shares to the Viston Offer, you should withdraw your Common Shares by contacting your broker or Shorecrest Group Ltd., by North American Toll Free phone call to 1-888-637-5789 or via e-mail at
contact@shorecrestgroup.com

North American Toll Free Phone Call: 1-888-637-5789

E-mail: contact@shorecrestgroup.com

Outside North America, Banks and Brokers Call Collect: 647-931-7454

NO NEED FOR IMMEDIATE ACTION

The Viston Offer remains open for acceptance until 5:00 p.m. (Toronto time) on February 7, 2022, unless extended, accelerated or withdrawn in accordance with its terms. The Petroteq Board recommends that NO ACTION with respect to the Viston Offer be taken at this time. The Petroteq Board will communicate further with Shareholders prior to the time of expiry of the Viston Offer.

The foregoing summary of the information and factors considered by the Petroteq Board is not intended to be exhaustive of the factors considered by the Petroteq Board in reaching its conclusion and making its recommendation, but includes the material information, factors and analysis considered by the Petroteq Board in reaching its conclusion and recommendation. The members of the Petroteq Board evaluated the various factors summarized above in light of their own knowledge of the business, financial condition and prospects of Petroteq, and based upon the advice of Petroteq's financial and legal advisors. In view of the numerous factors considered in connection with their evaluation of the Viston Offer, the Petroteq Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weight to specific factors in reaching its conclusion and recommendation. In addition, individual members of the Petroteq Board may have given different weight to different factors. The conclusion and unanimous recommendation of the Petroteq Board was made after considering all of the information and factors involved.

INTENTIONS OF DIRECTORS AND OFFICERS WITH RESPECT TO THE VISTON OFFER

None of the directors and senior officers of Petroteq and their respective associates intends to tender their respective Common Shares to the Viston Offer until further communication is received from the Petroteq Board.

TAKE NO ACTION - DO NOT TENDER YOUR COMMON SHARES

If you have already tendered your Common Shares to the Viston Offer, you should withdraw your Common Shares by contacting your broker or Shorecrest Group Ltd., by North American Toll Free phone call to 1-888-637-5789 or via e-mail at
contact@shorecrestgroup.com

RETENTION OF FINANCIAL ADVISOR

Haywood was formally engaged by Petroteq to act as financial advisor to Petroteq and the Petroteq Board pursuant to an engagement agreement effective November 6, 2021. Under the terms of the engagement agreement, Haywood has agreed to provide Petroteq and the Petroteq Board with various advisory services in connection with the review of possible investments in, or strategic transactions involving, Petroteq, with the primary objective of identifying potential strategic partners and providing financial advice and assistance in connection with the consummation of any such transaction.

Pursuant to the terms of the engagement agreement between Haywood and Petroteq, Haywood will receive certain fees for advisory services under the engagement agreement, a substantial portion of which is contingent upon the completion of any successful transaction and, subject to applicable regulatory and/or TSXV approvals, such fees will be payable in the form of Common Shares or shares of the resulting entity from such transaction, as applicable, at a deemed price or share based on the value of the successfully completed transaction. Petroteq has also agreed to reimburse Haywood for reasonable out-of-pocket expenses and to indemnify Haywood against certain liabilities that might arise out of its engagement.

Haywood is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and financial advisory services and that in the ordinary course of its trading and brokerage activities, Haywood and its affiliates at any time may hold long or short positions, and may trade or otherwise effect transactions, for its own account or the accounts of customers, in debt or equity securities of Petroteq, or any other company that may be involved in a transaction or related derivative securities.

HOW TO WITHDRAW YOUR DEPOSITED COMMON SHARES

Shareholders who have tendered their Common Shares to the Viston Offer can withdraw them:

(a) at any time before Viston takes up the Common Shares deposited under the Viston Offer;

(b) if Viston does not pay for your Common Shares within two business days after having taken up such Common Shares;

(c) at any time before the expiration of ten days from the date upon which either:

i. a notice of change relating to a change which has occurred in the information contained in the Viston Offer or the Viston Circular, a notice of change or a notice of variation, that would reasonably be expected to affect the decision of a Shareholder to accept or reject the Viston Offer (other than a change that is not within the control of Viston or of an affiliate thereof), in the event that such change occurs before the Expiry Time or after the Expiry Time but before the expiry of all rights of withdrawal in respect of the Viston Offer; or

ii. a notice of variation concerning a variation in the terms of the Viston Offer (other than a variation consisting solely of an increase in the consideration offered for the Common Shares where the Expiry Time is not extended for more than 10 days, or a variation consisting solely of a waiver of one or more conditions of the Viston Offer, or both), is mailed, delivered or otherwise properly communicated (subject to abridgement of that period pursuant to such order or orders or other forms of relief as may be granted by applicable courts or Securities Regulatory Authorities) and only if such validly deposited Common Shares have not been taken up by Viston before the date of the notice; or

(a) as required by the U.S. Exchange Act, at any time after 60 days from the commencement of the Viston Offer, provided that the Common Shares have not been accepted for payment by Viston prior to the receipt by the Viston Depositary of the notice of withdrawal in respect of such Common Shares.

TAKE NO ACTION - DO NOT TENDER YOUR COMMON SHARES

If you have already tendered your Common Shares to the Viston Offer, you should withdraw your Common Shares by contacting your broker or Shorecrest Group Ltd., by North American Toll Free phone call to 1-888-637-5789 or via e-mail at
contact@shorecrestgroup.com

Withdrawals of Common Shares deposited under the Viston Offer must be effected by a written notice of withdrawal made by or on behalf of the depositing Shareholder and must be actually received by the Viston Depositary at the place of deposit of the applicable Common Shares (or Notice of Guaranteed Delivery in respect thereof) within the time limits indicated above. Notices of withdrawal: (i) must be made by a method that provides the Viston Depositary with a written or printed copy, (ii) must be signed by or on behalf of the person who signed the Letter of Transmittal accompanying (or Notice of Guaranteed Delivery in respect of) the Common Shares which are to be withdrawn, and (iii) must specify such person's name, the number of Common Shares to be withdrawn, the name of the registered holder and the certificate number shown on each certificate representing the Common Shares to be withdrawn. Any signature in a notice of withdrawal must be guaranteed by an Eligible Institution in the same manner as in a Letter of Transmittal (as described in the instructions set out therein), except in the case of Common Shares deposited for the account of an Eligible Institution.

If Common Shares have been validly deposited pursuant to the procedures for book-entry transfer, as set out in Section 3 ("Manner of Acceptance - Acceptance by Book-Entry Transfer") of the Viston Offer, any notice of withdrawal must specify the name and number of the account at CDS Clearing and Depositary Services Inc. ("CDS") or the Depository Trust Company ("DTC"), as applicable, to be credited with the withdrawn Common Shares and otherwise comply with the procedures of CDS or DTC, as applicable.

For assistance in withdrawing your Common Shares, you should contact your broker or Shorecrest Group Ltd., the Information Agent retained by Petroteq, at 1-888-637-5789 (North America toll-free) or via e-mail at contact@shorecrestgroup.com.

For the purposes of the above, "Eligible Institution" means a Canadian Schedule I chartered bank or an eligible guarantor institution with membership in an approved Medallion signature guarantee program, a member of the Securities Transfer Agents Medallion Program (STAMP), a member of the Stock Exchanges Medallion Program (SEMP) or a member of the New York Stock Exchange Medallion Signature Program (MSP). Members of these programs are usually members of a recognized stock exchange in Canada or the United States, members of the Investment Industry Regulatory Organization of Canada, members of the Financial Industry Regulatory Authority Inc. or banks in Canada or the United States.

PETROTEQ ENERGY INC.

General

Petroteq is a clean technology company focused on the development, implementation and licensing of a patented, environmentally safe and sustainable technology for the extraction and reclamation of heavy oil and bitumen from oil sands and mineable oil deposits. Petroteq's versatile technology can be applied to both water-wet deposits and oil-wet deposits - outputting high-quality oil and clean sand.

Petroteq has its registered office at Suite 6000, 1 First Canadian Place, 100 King Street West Toronto, Ontario M5X 1E2 and head office at 15315 West Magnolia Boulevard, Suite 120, Sherman Oaks, California 91403.

Petroteq is a holding company organized under the laws of the Province of Ontario that is engaged in various aspects of the oil and gas industry. The Common Shares are listed for trading on the TSXV under the symbol "PQE" and on the FRE under the symbol "PQCF.F" and quoted on the OTC Markets under the symbol "PQEFF".

Share Capital

The Issuer has authorized share capital of an unlimited number of Common Shares and an unlimited number of preferred shares without par value, of which 593,326,548 Common Shares and no preferred shares are outstanding as at the date hereof.

TAKE NO ACTION - DO NOT TENDER YOUR COMMON SHARES

If you have already tendered your Common Shares to the Viston Offer, you should withdraw your Common Shares by contacting your broker or Shorecrest Group Ltd., by North American Toll Free phone call to 1-888-637-5789 or via e-mail at
contact@shorecrestgroup.com

The holders of the Common Shares are entitled to vote at meetings of the shareholders of Petroteq, except meetings at which only holders of a specified class of shares other than the  Common Shares are entitled to vote, to receive dividends, if, as and when declared by the Petroteq Board on the  Common Shares and subject to the rights, privileges and conditions attaching to any other class of shares of Petroteq, to receive the remaining property of Petroteq upon dissolution, liquidation or winding up of Petroteq.

On August 6, 2021, the Common Shares were halted as a result of the CTO issued by the Ontario Securities Commission and they were concurrently suspended from trading on the TSXV. The CTO was revoked on August 28, 2021, however, trading of the Common Shares on the TSXV remains suspended. The Common Shares remain available for trading on the FRE and quoted on the OTC Markets. The closing price of the Common Shares on the TSXV on August 6, 2021 was $0.195. Notwithstanding the suspension on the TSXV, the Common Share remain available to be traded over the OCT Markets and on the FRE. On October 22, 2021, the last trading day prior to the commencement of the Viston Offer, the closing price of the Common Shares on the OTC Markets was US$0.1360 and on the FRE was EUR$0.141.

Ownership of Securities

The following table sets out the names and positions of each director and officer of Petroteq and the number of Common Shares, Options, Warrants and Convertible Debentures beneficially owned or over which control or direction is exercised by each of the directors and officers of Petroteq, and, as known after reasonable inquiry, by (i) each associate or affiliate of an insider of Petroteq; (ii) each associate or affiliate of Petroteq; (iii) an insider of Petroteq, other than a director or officer of Petroteq; and (iv) each person acting jointly or in concert with Petroteq, as of November 5, 2021.

Name	Position or Relationship with Petroteq	Number (or Principal Amount) and Percentage of(1)
		Common Shares(2)	Options(3)	Warrants(4)	Convertible Debentures
Valkor LLC	Insider	60,624,666(5) (10.2%)	-	-	-
R G Bailey	Interim Chief Executive Officer and Director	742,311 (0.13%)	1,475,000 (20.34%)	-	-
Robert Dennewald	Director	872,510 (0.15%)	1,475,000 (20.34%)	-	-
James Fuller	Director	248,668 (0.042%)	-	-	-
Vladimir Podlipskiy	Chief Technology Officer and Director	16,667 (0.003%)	1,000,000 (13.79%)	-	-
Ron Cook	Chief Financial Officer	-	-	-	-
George T. Stapleton	Chief Operating Officer	2,710,157 (0.46%)	3,000,000 (41.38%)	131,578 (0.22%)	-

Note:

(1) The information as to securities beneficially owned, directly or indirectly, or over which control or direction is exercised by Petroteq's directors and officers, not being within the knowledge of Petroteq, has been furnished by the respective directors and officers. The information as to securities beneficially owned, directly or indirectly, or over which control or direction is exercised by insiders of Petroteq, is provided to the best of Petroteq's knowledge based on publicly available information as of the date of this Directors' Circular.

(2) As of November 5, 2021, there were 593,326,548 Common Shares outstanding.

(3) As of November 5, 2021, there were 7,250,000 Options outstanding.

TAKE NO ACTION - DO NOT TENDER YOUR COMMON SHARES

If you have already tendered your Common Shares to the Viston Offer, you should withdraw your Common Shares by contacting your broker or Shorecrest Group Ltd., by North American Toll Free phone call to 1-888-637-5789 or via e-mail at
contact@shorecrestgroup.com

(4) As of November 5, 2021, there were 60,971,135 Warrants outstanding, excluding broker warrants.

(5) 3,958,000 Common Shares are held through Valkor Energy Services Inc.

To the knowledge of the directors and executive officers of Petroteq, except as set out in the table above, as of the date hereof, there are no persons who, directly or indirectly, own or exercise control or direction over, securities carrying more than 10% of the Common Shares or the voting rights attached to any class of voting securities of Petroteq and no person acting jointly or in concert with Petroteq owned any securities of Petroteq .

INTENTION OF DIRECTORS, OFFICERS AND OTHER SHAREHOLDERS
WITH RESPECT TO THE VISTON OFFER

To the knowledge of the directors and officers of Petroteq, after reasonable enquiry, as at November 5, 2021, none of the directors and officers of Petroteq, the associates or affiliates of any insider of Petroteq, the associates or affiliates of Petroteq, other insiders of Petroteq or any other person or company acting jointly or in concert with Petroteq have accepted or indicated their intention to accept the Viston Offer.

TRADING IN SECURITIES OF PETROTEQ

During the six (6) month period preceding the date hereof, none of Petroteq, the directors or officers of Petroteq, nor, to the knowledge of Petroteq, based on publicly available information as of the date of this Directors' Circular, any or other insider of Petroteq, associate or affiliate of an insider of Petroteq, any associate or affiliate of Petroteq or any person or company acting jointly or in concert with Petroteq, has traded any Common Shares.

ISSUANCES OF SECURITIES OF PETROTEQ

Except as set out below, no Common Shares or securities convertible into Common Shares have been issued to any director, officer or any other insider of Petroteq during the two-year period preceding the date of this Directors' Circular.

Common Shares

Name	Nature of Issue	Common Shares Issued	Price Per Common Share ($)	Date Issued
Valkor Energy Services Inc.	Shares for Debt	3,958,000	US$0.25	December 6, 2019
Valkor LLC	Shares for Debt	40,000,000	US$0.04	November 23, 2020
Valkor LLC	Shares for Debt	11,666,666	US$0.06	November 23, 2020
George Stapleton	Inducement Shares(1)	1,000,000	US$0.06	January 25, 2021
R. G. Bailey	Shares for Debt	578,480	US$0.07	July 12, 2021
James Fuller	Shares for Debt	228,668	US$0.07	July 12, 2021
Robert Dennewald	Shares for Debt	578,480	US$0.07	July 12, 2021

Note:

(1) Issued to Mr. Stapleton pursuant to his agreement to join Petroteq in August 2020.

Options

Name	Number of Options Granted	Option Exercise Price ($)	Date Granted	Expiry Date
George Stapleton	3,000,000	0.085	August 7, 2020(1)	August 7, 2025

Note:

(1) Issued to Mr. Stapleton pursuant to his agreement to join Petroteq in August 2020.

TAKE NO ACTION - DO NOT TENDER YOUR COMMON SHARES

If you have already tendered your Common Shares to the Viston Offer, you should withdraw your Common Shares by contacting your broker or Shorecrest Group Ltd., by North American Toll Free phone call to 1-888-637-5789 or via e-mail at
contact@shorecrestgroup.com

Warrants

No Warrants have been issued to any director, officer or any other insider of Petroteq during the two-year period preceding the date of this Directors' Circular.

Convertible Debentures

Name	Principal Amount of Convertible Debentures	Conversion Price ($)	Date Issued	Maturity Date
Robert Dennewald	US$125,000	See Note 1	February 12, 2021	February 12, 2022

Note:

(1) Between August 2019 and March 2020, Mr. Dennewald loaned US$125,000 to Petroteq to assist Petroteq in meeting its financial obligations. Subsequently, in exchange for the three non-convertible promissory notes issued to Mr. Dennewald, Petroteq issued Mr. Dennewald a Convertible Promissory Note, bearing interest at 8% per annum, convertible into common shares of the Company at a conversion price based on a discount to market at the time of conversion. On June 10, 2021, pursuant to an Assignment and Purchase of Debt Agreement, the US$125,000 Convertible Promissory Note was purchased and assigned by Mr. Dennewald to an arm's length lender. On June 15, 2021, the arm's length lender converted the $125,000 principal amount of the Convertible Promissory Note into 3,048,780 Common Shares at $0.041 per share.

ARRANGEMENTS BETWEEN VISTON AND THE DIRECTORS, OFFICERS AND SECURITYHOLDERS OF PETROTEQ

There are no agreements, commitments or understandings made or, to the knowledge of the directors and officers of Petroteq, proposed to be made between Viston and any of the directors or officers of Petroteq, including any agreement, commitment or understanding including pursuant to which a payment or other benefit is proposed to be made or given by way of compensation for loss of office or as to any such person remaining in or retiring from office if the Viston Offer is successful. No director or officer of Petroteq is a director or officer of Viston or of any subsidiary of Viston.

To the knowledge of the directors and officers of Petroteq, there are no agreements, commitments or understandings made or proposed to be made between Viston and any securityholder of Petroteq relating to the Viston Offer.

ARRANGEMENTS BETWEEN PETROTEQ AND ITS DIRECTORS AND OFFICERS

No agreement, commitment or understanding has been made, or is proposed to be made, between Petroteq and any of its directors or officers, including pursuant to which a payment or other benefit is to be made or given by way of compensation for loss of office or as to their remaining in or retiring from office if the Viston Offer is successful.

Petroteq's Option Plan

The following is a summary only of the treatment of Options on a Change of Control pursuant to the provisions of the Petroteq Option Plan or the applicable agreements in connection therewith and is qualified entirely by the text thereof. For a more comprehensive description of the terms of each plan, please refer to Petroteq's management information circular dated October 22, 2018 and filed on SEDAR.

The outstanding Options have been issued pursuant to the Petroteq Option Plan. As at the date hereof, the directors and officers of Petroteq hold an aggregate of 6,950,000 Options.

As indicated in the Viston Circular, if Viston takes up Common Shares under the Viston Offer, Viston intends to replace all of the existing members of the Petroteq Board with individuals nominated by Viston. Viston also indicated that it intends, subject to the approval of the new Petroteq Board, to replace Petroteq's senior management.

TAKE NO ACTION - DO NOT TENDER YOUR COMMON SHARES

If you have already tendered your Common Shares to the Viston Offer, you should withdraw your Common Shares by contacting your broker or Shorecrest Group Ltd., by North American Toll Free phone call to 1-888-637-5789 or via e-mail at
contact@shorecrestgroup.com

Pursuant to the Petroteq Option Plan, in the event that a holder ceases to be an Eligible Person under the Petroteq Option Plan, subject to certain limited exceptions, any Options held by a holder on the date such holder ceased to be an Eligible Person, which have vested in accordance with the terms of the Petroteq Option Plan, shall be exercisable only to the extent that the holder was entitled to exercise the Option at the date such holder ceased to be an Eligible Person and only for 90 days after the date such holder ceased to be an Eligible Person, subject to the Petroteq Board's discretion to extend such period for up to one year, or prior to the expiration thereof, whichever is sooner. Notwithstanding the foregoing, the Petroteq Board, in its discretion, may resolve that up to all of the Options held by an holder on the date such holder ceased to be an Eligible Person which have not yet vested shall vest immediately upon such date.

For the purposes of the Petroteq Option Plan, "Eligible Person" means an officer or director of Petroteq or an employee of Petroteq or a Management Company Employee or a Consultant (as such terms are defined in Policy 4.4 of the TSXV).

OWNERSHIP OF SECURITIES OF VISTON

None of Petroteq or the directors or officers of Petroteq or, to their knowledge after reasonable enquiry, any associate or affiliate of an insider of Petroteq, any affiliate or associate of Petroteq, any insider of Petroteq who is not a director or officer of Petroteq or any person acting jointly or in concert with Petroteq, beneficially owns, or exercises control or direction over, any securities of Viston or any of its subsidiaries or affiliates.

INTEREST OF DIRECTORS AND OFFICERS IN MATERIAL TRANSACTIONS WITH VISTON

None of the directors or officers of Petroteq and their associates and, to the knowledge of the directors and officers of Petroteq, after reasonable enquiry, no person who owns more than 10% of any class of equity securities of Petroteq for the time being outstanding has any interest in any material transaction to which Viston is a party.

MATERIAL CHANGES IN THE AFFAIRS OF PETROTEQ

Except as publicly disclosed, the directors and officers of Petroteq are not aware of any information that indicates any material change in the affairs of Petroteq since the date of its last published financial statements, being its unaudited interim financial statements for the quarter ended May 31, 2021.

ALTERNATIVES TO THE OFFER

Other than as described or referred to in this Directors' Circular, no negotiations are underway in response to the Viston Offer which relate to or would result in: (i) an extraordinary transaction such as a merger or reorganization involving Petroteq or a subsidiary of Petroteq; (ii) the purchase, sale or transfer of a material amount of assets by Petroteq or a subsidiary of Petroteq; (iii) a take-over bid or other acquisition of securities of Petroteq by any person other than Viston; (iv) a bid by Petroteq for its own securities or for those of another issuer; or (v) any material change in the present capitalization or dividend policy of Petroteq.

Other than as described or referred to in this Directors' Circular, there is no transaction, Petroteq Board resolution, agreement in principle or signed contract of Petroteq which has occurred in response to the Viston Offer and that related to one of the matters set forth in the preceding paragraph. Notwithstanding the foregoing, the Petroteq Board may in the future engage in negotiations in response to the Viston Offer that could have one or more of the effects specified in the preceding paragraph. The Petroteq Board of has determined that disclosure with respect to the parties to, and the possible terms of, any transactions or proposals of the type referred to in the preceding paragraph might jeopardize any discussions or negotiations that Petroteq may conduct. Accordingly, Petroteq does not intend to disclose the possible terms of any such transaction or proposal until an agreement relating thereto has been reached or as otherwise may be required by law

TAKE NO ACTION - DO NOT TENDER YOUR COMMON SHARES

If you have already tendered your Common Shares to the Viston Offer, you should withdraw your Common Shares by contacting your broker or Shorecrest Group Ltd., by North American Toll Free phone call to 1-888-637-5789 or via e-mail at
contact@shorecrestgroup.com

OTHER MATERIAL INFORMATION

Except as noted below or as otherwise described or referred to in this Directors' Circular, or which is otherwise publicly disclosed, no other information is known to the directors or officers of Petroteq that would reasonably be expected to affect the decision of the Shareholders to accept or reject the Viston Offer.

OTHER PERSONS RETAINED IN CONNECTION WITH THE VISTON OFFER

In addition to the external legal advisors, DLA Piper (Canada) LLP and McMillan LLP, and financial advisor, Haywood, as described above, Petroteq has retained the persons described below in connection with the Viston Offer.

Petroteq has retained Shorecrest Group Ltd. as its Information Agent in connection with the Viston Offer and certain related matters. Shorecrest Group Ltd. will receive reasonable and customary compensation for its services and reimbursement for its reasonable out-of-pocket expenses. Petroteq has agreed to indemnify Shorecrest Group Ltd. against certain liabilities arising out of or in connection with the engagement.

Except as set forth above, neither Petroteq nor any person acting on its behalf has employed, retained or agreed to compensate any person making solicitations or recommendations to Shareholders in connection with the Viston Offer.

ERRORS, MISLEADING STATEMENTS AND BREACH OF LAWS BY VISTON

The Viston Circular contains inaccuracies and misleading information concerning Petroteq

The Viston Circular contains a number of inaccuracies and misleading statements concerning Petroteq and its financial position, among other things, which Petroteq intends to address more fully in subsequent communications to Shareholders by the Petroteq Board regarding its recommendation in respect of the Viston Offer.

Details surrounding UKAB's engagement are not disclosed

Item 24 of the Take-over Bid Circular Form, requires Viston to disclose the particulars of the compensation arrangements with any persons retained to make solicitations on its behalf. The Viston Circular does not provide any information in respect of UKAB's compensation arrangements with Viston.

Details surrounding Kingsdale Advisors engagement are not disclosed

Item 24 of the Take-over Bid Circular Form, requires Viston to disclose the particulars of the compensation arrangements with any persons retained to make solicitations on its behalf. The Viston Circular does not provide any information in respect of Kingsdale Advisors' compensation arrangements with Viston other than that it will receive reasonable and customary compensation from Viston for the discharge of its services.

STATUTORY RIGHTS

Securities legislation in the provinces and territories of Canada provides securityholders of Petroteq with, in addition to any other rights they may have at law, one or more rights of rescission, price revision or to damages, if there is a misrepresentation in a circular or notice that is required to be delivered to those securityholders. However, such rights must be exercised within prescribed time limits. Securityholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult a lawyer.

APPROVAL OF DIRECTORS' CIRCULAR

The content of this Directors' Circular has been approved and the delivery thereof has been authorized by the Petroteq Board.

TAKE NO ACTION - DO NOT TENDER YOUR COMMON SHARES

If you have already tendered your Common Shares to the Viston Offer, you should withdraw your Common Shares by contacting your broker or Shorecrest Group Ltd., by North American Toll Free phone call to 1-888-637-5789 or via e-mail at
contact@shorecrestgroup.com

TAKE NO ACTION - DO NOT TENDER YOUR COMMON SHARES

If you have already tendered your Common Shares to the Viston Offer, you should withdraw your Common Shares by contacting your broker or Shorecrest Group Ltd., by North American Toll Free phone call to 1-888-637-5789 or via e-mail at
contact@shorecrestgroup.com

CERTIFICATE

Dated: November 6, 2021

The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

On behalf of the Board of Directors

(Signed) "R. G. Bailey"	(Signed) "Vladimir Podlipskiy"
R. G. Bailey	Vladimir Podlipskiy
Director	Director

APPENDIX "A"
GLOSSARY

In the Directors' Circular, the following terms shall have the meanings set forth below, unless the subject matter or context is inconsistent therewith or such terms are otherwise defined in the Directors' Circular.

"affiliate" has the meaning ascribed to that term in NI 62-104;

"associate" has the meaning ascribed to that term in NI 62-104;

"Cash Consideration" means $0.74 in cash per Common Share;

"CDS" has the meaning provided under the heading "How to Withdraw Your Deposited Common Shares";

"Common Shares" means the common shares in the capital of Petroteq;

"Commissioner" means the Commissioner of Competition appointed under subsection 7(1) of the Competition Act or any person duly authorized to perform duties on behalf of the Commissioner of Competition;

"Compulsory Acquisition" means the acquisition of the remainder of the Common Shares by way of compulsory acquisition pursuant to XV of the OBCA;

"Convertible Debentures" means, collectively, the outstanding convertible debentures of Petroteq, which are convertible into Common Shares;

"Convertible Securities" means the Options, Warrants and Convertible Debentures that are exercisable or convertible into Common Shares;

"CTO" means the Cease Trade Order issued by the Ontario Securities Commission as a result of Petroteq's failure to file its quarterly report on Form 10-Q (and related certifications) for the period ended May 31, 2021 on or before the filing deadline of July 30, 2021, as required under National Instrument 51-102 - Continuous Disclosure Obligations;

"Directors' Circular" means this directors' circular of Petroteq dated November 6, 2021;

"DLA" means DLA Piper (Canada) LLP, legal counsel to Petroteq and the Petroteq Board;

"DTC" has the meaning provided under the heading "How to Withdraw Your Deposited Common Shares";

"Expiry Time" means 5:00 p.m. (Toronto time) on February 7, 2022, or such earlier or later time or times and date or dates as may be fixed by Viston from time to time pursuant to Section 5 of the Viston Offer, "Extension, Variation or Change in the Offer";

"FRE" means the Frankfurt Stock Exchange;

"Fully Diluted Basis" has the meaning given with respect to the number of issued and outstanding Common Shares at any time, the number of Common Shares that would be issued and outstanding if all Convertible Securities, whether vested or unvested, were exercised or converted;

"Haywood" means Haywood Securities Inc., financial advisor to Petroteq and the Petroteq Board;

"Information Agent" or means Shorecrest Group Ltd., the information agent retained by Petroteq in connection with the Viston Offer;

"Letter of Transmittal" means the letter of transmittal in the form accompanying the Viston Offer;

"Material Adverse Effect" means any condition, event, circumstance, change, effect, development, occurrence or state of facts which, when considered either individually or in the aggregate, (i) is, or could reasonably be expected to be, material and adverse to the assets, liabilities (whether absolute, accrued, conditional or otherwise and including, without limitation, any contingent liabilities that may arise through outstanding, pending or threatened litigation or otherwise), business, operations, results of operations, financial condition, prospects, rights or status for tax purposes of Petroteq, its subsidiaries and its material joint ventures, taken as a whole, (ii) could reasonably be expected to reduce the anticipated economic value to the Viston of the acquisition of the Common Shares or make it inadvisable for, or impair the ability of, Viston to proceed with the Viston Offer and/or with taking up and paying for Common Shares deposited under the Viston Offer or completing a Compulsory Acquisition or Subsequent Acquisition Transaction, or (iii) could, if the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction were consummated, be material and adverse to the Viston or any of its affiliates, or which could limit, restrict or impose limitations or conditions on the ability of Viston or any of its affiliates to own, operate or effect control over Petroteq or any material portion of the business or assets of Petroteq or its subsidiaries or material joint ventures or would compel Viston or any of its affiliates to dispose of or hold separate any material portion of the business or assets of Petroteq or its subsidiaries or material joint ventures;

"Notice of Guaranteed Delivery" means the notice of guaranteed delivery in the form accompanying the Viston Offer (printed on PINK paper);

"OBCA" means the Business Corporations Act (Ontario), as amended;

"Options" means the options to acquire Common Shares granted pursuant to the Stock Option Plan;

"OTC Market" means the Over-The-Counter Markets Group;

"Petroteq" means Petroteq Energy Corp., a corporation existing under the ABCA;

"Petroteq Board" means the board of directors of Petroteq as constituted from time to time;

"Petroteq Option Plan" means Petroteq's amended and restated stock option plan;

"Petroteq Options" means options awarded pursuant to the Petroteq Option Plan;

"NI 62-104" means National Instrument 62-104 - Take-Over Bids and Issuer Bids, as amended;

"SEC" means the United States Securities and Exchange Commission;

"Securities Regulatory Authorities" means the applicable securities commission or similar regulatory authorities in each of the provinces and territories of Canada and the SEC;

"SEDAR" means the System for Electronic Document Analysis and Retrieval;

"Shareholder" means a holder of Common Shares;

"Stock Option Plan" means Petroteq's stock option plan as adopted by the shareholders of Petroteq at the annual and special meeting held on November 23, 2018, as amended from time to time;

"Subsequent Acquisition Transaction" means an amalgamation, statutory arrangement, capital reorganization, amendment to Petroteq's articles, consolidation or other transaction involving Viston and/or an affiliate of Viston and Petroteq and/or the Shareholders for the purpose of Petroteq becoming, directly or indirectly, a wholly-owned subsidiary or affiliate of Viston;

"subsidiary" has the meaning given to it under the Securities Act (Alberta);

"Take-over Bid Circular Form" means Form 62-104F1 - Take-over Bid Circular;

"TSXV" means the TSX Venture Exchange;

"U.S. Exchange Act" means the United States Securities Exchange Act of 1934, as amended;

"UKAB" means Uppgard Konsult AB;

"Viston" or the "Offeror" means Viston AG and/or Viston Subco, as the context may require;

"Viston AG" means Viston United Swiss AG;

"Viston Board" means the board of directors of Viston as constituted from time to time;

"Viston Circular" means the Viston Offer and the accompanying take-over bid circular of Viston dated October 25, 2021;

"Viston Depositary" means Kingsdale Advisors;

"Viston Offer" means the unsolicited and hostile  take-over bid by Viston dated October 25, 2021, as set forth in and forming part of the Viston Circular, for consideration per Common Share of $0.74;

"Viston Subco" means 2869889 Ontario Inc., an indirect, wholly-owned subsidiary of Viston AG;

"Warrants" means the outstanding warrants of Petroteq exercisable to acquire Common Shares;

Words importing the singular include the plural and vice versa and words importing any gender include all genders.

TAKE NO ACTION AT THIS TIME

DO NOT TENDER YOUR SHARES TO THE VISTON OFFER. The Viston Offer is open for acceptance until February 7, 2022. Tendering to the Viston Offer before Petroteq has had an opportunity to fully explore all available alternatives may preclude the possibility of a financially superior transaction emerging.

Any questions and requests for assistance may be directed to
Petroteq Energy Corp.'s Information Agent:

SHORECREST GROUP LTD.

CONTACT US

North American Toll Free Phone

1-888-637-5789

E-mail: contact@shorecrestgroup.com

Outside North America, Banks and Brokers
Call Collect: 647-931-7454

For updated information Shareholders are encouraged to visit our website at www.petroteq.com